Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:
Mike Vaishnav
SVP, Corporate Finance & Treasurer
SYNNEX Corporation
Telephone: (510) 668-3533

SYNNEX Completes Acquisition of Westcon-Comstor North America and Latin America Businesses

Fremont, CA – September 1, 2017 –SYNNEX Corporation (NYSE: SNX) today announced the completion of the acquisition of the Westcon-Comstor Americas businesses and minority investment in Westcon EMEA and APAC businesses. The acquisition solidifies SYNNEX as a leader in security, UCC and networking, providing deep strength, capabilities, and comprehensive offerings in these attractive markets.
“I’m excited to welcome the Westcon-Comstor Americas team to the SYNNEX family,” said Kevin Murai, President and CEO of SYNNEX Corp. “We believe this talented team and their recognized leadership in the security, UCC and networking space will enhance our value proposition in the market place. The acquisition of Westcon-Comstor Americas continues to build on our strategy of positioning the business to where technology is growing.”
The acquisition strengthens the company’s market position in North America and adds an established presence in Latin America. It also creates a strategic partnership with Westcon-Comstor EMEA and APAC businesses, enabling a seamless global experience for partners.

The financial details of the acquisition are:

•	$600 million cash for Westcon-Comstor Americas businesses

•	$30 million cash for 10% minority investment in Westcon-Comstor EMEA and APAC businesses

•	Approximately $190 million of net debt assumed

•	In addition, Datatec has ability to receive up to an additional $200 million earn out if certain financial targets are achieved through Feb 2018.

•	SYNNEX has put in place a $1.8 billion facility which includes a $1.2 billion term loan and a $600 million revolver to fund this acquisition and provide additional working capital requirements.

•
In the first 12 months after close, this acquisition is expected to generate approximately $0.70 diluted Non-GAAP EPS. Further details will be provided in the upcoming third quarter earnings release and conference call.

For more information, visit www.synnex.com.

About SYNNEX Corporation
SYNNEX Corporation (NYSE:SNX) is a Fortune 500 corporation and a leading business process services company, providing a comprehensive range of distribution, logistics and integration services for the technology industry and providing outsourced services focused on customer engagement strategy to a broad range of enterprises. SYNNEX distributes a broad range of information technology systems and products, and also provides systems design and integration solutions. Concentrix, a wholly-owned subsidiary of SYNNEX Corporation, offers a portfolio of strategic solutions and end-to-end business services around customer engagement strategy, process optimization, technology innovation, front and back-office automation and business transformation to clients in ten identified industry verticals. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific and Europe. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement
Statements in this news release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These forward-looking statements may be identified by terms such as believe, foresee, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the acquisition and minority investment, the impact thereof, and our expectations concerning diluted non-GAAP EPS, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to the transaction; failure to receive regulatory approval for the transaction; the ability to successfully integrate employees and operations; diversion of management’s attention; retaining key employees; and risks associated with international operations; as well as risks relating to SYNNEX, including general economic conditions and any weakness in information technology and consumer electronics spending; the loss or consolidation of one or more of our significant original equipment manufacturer, or OEM, suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and integration customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers and negative trends in their businesses; any future incidents of theft; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2016 and subsequent SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.
Copyright 2017 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo, and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

3